EXHIBIT 10.8.3


                               THIRD AMENDMENT TO
                              EMPLOYMENT AGREEMENT


         This Third Amendment to Employment Agreement (this "AMENDMENT"), is made and entered into effective as of April 1, 2004, by and between Tarrant Apparel Group, a California corporation (the "COMPANY"), and Todd Kay ("EXECUTIVE"), and amends that certain Employment Agreement dated as of January 1, 1998 and amended January 10, 2000 and as of April 1, 2003 (the "EMPLOYMENT AGREEMENT").

         NOW, THEREFORE, in consideration of the agreements and covenants set forth herein and for other good a valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

         1. DEFINED TERMS. Capitalized terms used herein and not defined herein shall have the meanings given such terms in the Employment Agreement.

         2. EMPLOYMENT AND DUTIES. Section 2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

         "2. EMPLOYMENT AND DUTIES. Executive is hereby employed as the Vice Chairman of the Board of Directors (the "BOARD") and Executive shall perform such executive duties and functions as shall be specified from time to time consistent with Executive's position as Vice Chairman of the Board. Executive hereby accepts such employment and agrees to perform the services contemplated herein faithfully, diligently, to the best of Executive's ability and in the best interests of the Company."

         3. BASE SALARY. Section 4.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

         "4.1 BASE SALARY. The Company shall pay to Executive an annual base salary ("Base Salary") at the rate of $500,000 per annum for the period from April 1, 2003 until March 31, 2006 (or, for each year, such increased amount as the Board, in its sole discretion, from time to time may determine). The Base Salary shall be payable in approximately equal periodic installments pursuant to the general policy of the Company from time to time, but not less frequently than monthly. Executive's Base Salary may not be decreased during the Term of this Agreement."

         4. CONFIRMATION OF EMPLOYMENT AGREEMENT. Except as expressly provided in this Amendment, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed.

         5. GENERAL. This Amendment (i) shall be binding upon the parties hereto and their respective successors, agents, representatives, assigns, officers, directors and employees; (ii) may not be amended or modified except in writing; (iii) represents the entire understanding of the parties with respect to the subject matter hereof; (iv) may be executed in separate counterparts, each of which shall be deemed an original but all such counterparts shall together constitute one and the same instrument; and (v) shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed solely within that state. In the event of any conflict between the Employment Agreement and this Amendment, the provisions of this Amendment shall govern.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first set forth above.

                            TARRANT APPAREL GROUP,
                            a California corporation

                            By:    /S/ BARRY AVED
                                  ---------------------------------
                                  Barry Aved, President



                             /S/ TODD KAY
                            --------------------------------------
                            Todd Kay


                                       2